EXHIBIT 99.1

News

MGE Energy Increases Dividend for 50th Consecutive Year

Madison, Wis., August 15, 2025—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE), today increased the regular quarterly dividend rate 5.6% to $0.4750 per share on the outstanding shares of the company’s common stock. The dividend is payable Sept. 15, 2025, to shareholders of record Sept. 1, 2025. This raises the annualized dividend rate by 10 cents from $1.80 per share to $1.90 per share.

"Today’s action by our board marks a milestone that only a select number of companies have achieved of increasing the dividend for 50 consecutive years, reinforcing our commitment to consistent and sustainable dividend growth and signaling the continued strength of MGE Energy’s long-term business strategy for building your community energy company for the future," said Chairman, President and CEO Jeff Keebler. "MGE Energy continues to focus on our mission to provide safe, reliable, affordable and sustainable energy and on our disciplined financial management to provide ongoing value to our customers and shareholders."

MGE Energy has paid cash dividends for more than 110 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 167,000 customers in Dane County, Wis., and purchases and distributes natural gas to 178,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:	Steve Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com